                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 8-K

                Current Report Pursuant to Section 13 or 15(d) of
                       the Securities Exchange Act of 1934

                         Date of Report: October 7, 2002

                              OPTIONS TALENT GROUP
               (Exact name of Company as specified in its charter)


         NEVADA                      0-22382                    56-1051491
(State of Incorporation)    (Commission File Number)      (IRS Employer ID No.)


                             1701 Park Center Drive
                             Orlando, Florida 32835

               (Address of principal executive offices)(Zip Code)

Company's telephone number, including area code:  (888) 590-9994

Former name or former address, if changed since last report:  n/a

INFORMATION INCLUDED IN THIS REPORT:
------------------------------------

ITEM 5.  OTHER EVENTS.

         This Current Report on Form 8-K is intended to supplement certain information relating to Options Talent Group, a Nevada corporation (the "Company"), and to discuss certain relationships existing between certain principal stockholders of the Company, certain directors (including proposed director nominees) and consultants to the Company. Unless otherwise indicated or the context otherwise requires, all references to the "Company" include Trans Continental Talent Inc. ("TCTI"), the principal operating subsidiary of the Company. Options Talent Group was previously known as Sector Communications, Inc. until approximately January 2002 when it acquired eModel, Inc., a privately held company.

ACQUISITION BY MERGER OF TRANS CONTINENTAL CLASSICS, INC.

         As reported by the Company on a Current Report on Form 8-K dated September 6, 2002, the Company completed the acquisition of Trans Continental Classics Inc., a privately held Nevada corporation ("TCC") through the merger of a newly formed subsidiary of the Company with and into TCC, with TCC being the survivor, with the result of TCC becoming a wholly owned subsidiary of the Company (the "Acquisition by Merger" or the "TCC Transaction"). The terms of the TCC Transaction were set forth in that certain Agreement and Plan of Merger ("TCC Merger Agreement") by and among the Company, TCC, the TCC stockholders and certain stockholders of the Company (including all of the holders of the Series C Preferred Stock).

         In connection with the Acquisition by Merger of TCC, Messrs. Louis J. Pearlman and Gregory T. McDonald, the sole stockholders of TCC (the "Former TCC Stockholders"), received in exchange for their shares of common stock in TCC and the agreements and covenants of Mr. Pearlman (which are detailed elsewhere herein) an aggregate initial issuance of 116,280,000 shares of the common stock, par value $0.001 per share ("Common Stock"), of the Company

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(the "Initial Shares"). In addition, the Company agreed to issue to the Former
TCC Stockholders an additional number of shares of Common Stock (the "Additional TCC Shares"), upon the completion of the then contemplated 100-to-1 reverse split of the Company's Common Stock (the "Reverse Split") with a corresponding decrease in the authorized shares of Common Stock from 500,000,000 to 5,000,000 and a subsequent contemplated increase of the authorized number of shares of Common Stock back to 500,000,000 shares of Common Stock, equal to that number of shares which, when added to the Initial Shares (as adjusted for the Reverse Split), would equal 51% of the issued and outstanding shares of Common Stock of the Company as of the closing date of the TCC Transaction on a fully diluted basis (including the Company's Series C Convertible Preferred Stock ("Series C Preferred Stock") on an as-converted into shares of Common Stock basis).

         The Company has agreed that so long as the Former TCC Stockholders hold, directly or indirectly, in the aggregate greater than 50% of the Company's voting capital stock on a fully diluted basis, it will maintain the number of directors at five and shall nominate for election to the Board of Directors three nominees designated by the Former TCC Stockholders and two nominees designated by the holders of the Series C Preferred Stock, one of whom is to be selected in part for his or her accounting or financial expertise. However, the Series C Preferred Stock will be converted into common stock in connection with the issuance of the Additional TCC Shares, and thereafter the previous holders of such Series C Preferred Stock will no longer have the ability to designate nominees for director pursuant to the TCC Merger Agreement. The Company, Former TCC Stockholders and holders of the Series C Preferred Stock have agreed to take such actions to facilitate the replacement of Mohamed Hadid, Anthony Ruben and Rafiah Kashmiri on the Board of Directors with Messrs. Pearlman and McDonald and Jeffrey Kranzdorf. In this regard, subject to compliance with Section 14(f) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and Rule 14f-1 promulgated thereunder, Messrs. Hadid and Ruben and Ms. Kashmiri have agreed to resign from the Board of Directors and the remaining members of the Board of Directors have agreed to appoint Messrs. Pearlman, McDonald and Kranzdorf to fill the resultant vacancies. Pursuant to the Merger Agreement, Messrs. Pearlman, McDonald and Kranzdorf were appointed as directors of TCTI and Messrs. Pearlman and McDonald were appointed as TCTI's Chairman of the Board and President, respectively, effective September 5, 2002. The following sets forth certain biographical information relating to Messrs. Pearlman, McDonald and Kranzdorf.

         LOUIS J. PEARLMAN. Mr. Pearlman, age 48, while employed by the Company, has not been formally appointed to the position of Chairman of the Board as contemplated by the TCC Merger Agreement. Upon satisfaction of Section 14(f) under the Exchange Act and Rule 14f-1 promulgated thereunder, it is expected that Mr. Pearlman will be so appointed. As noted below, Mr. Pearlman was appointed to the Board of Directors of TCTI on September 5, 2002. In addition to Mr. Pearlman's positions with the Company, he has also served as the chairman of

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the board and chief executive officer of Trans Continental Records, Inc., an entertainment company responsible for discovering and developing the music groups Backstreet Boys, *NSYNC, LFO, Natural and O-Town, since he founded the company in February 1992. Mr. Pearlman also served as president of Trans Continental Records since 1991. Trans Continental Records currently produces and markets (through its Trans Continental Television Productions unit) the ABC/MTV series "Making the Band" and markets and distributes worldwide (through its Trans Continental Pictures unit) the feature-length motion picture "Longshot," which features appearances by Britney Spears and members of *NSYNC, among others. From June 1982 to October 2001, Mr. Pearlman served as the president, chief executive officer and chief operating officer Clean Systems Technology Group, Ltd. (formerly known as Airship International, Ltd., formerly known as Entertainment International, Ltd.), an OTC Bulletin Board public company, engaged in the gas manufacturing and delivery systems industry since October 2001, and from October 1998 to October 2001 engaged in the entertainment industry. Clean Systems Technology Group, Ltd. currently is inactive. Mr. Pearlman currently serves on the board of directors of Clean Systems Technology Group, Ltd.

     GREGORY T. MCDONALD. Mr. McDonald, age 53, has served as the Company's President since September 5, 2002, having been appointed in connection with the Acquisition by Merger of TCC, of which he was principal stockholder and director. In addition to Mr. McDonald's position with the Company, he also is the president of Trans Continental Records, Inc., a position he has held since August 1999. Mr. McDonald also currently serves as the president of Heritage Entertainment Inc., a position he has held since 1983. Heritage Entertainment is in the entertainment and records industry. Mr. McDonald also serves as the chairman of Management One, LLC, a personal management firm representing recording and performing artists including, Julio Iglesias and Jose Feliciano. Mr. McDonald has held this position since early 2002. Mr. McDonald was the president ot spinplanet.com, an Internet based entertainment company. Pursuant to the TCC Merger Agreement, upon satisfaction of Section 14(f) under the Exchange Act and Rule 14f-1 promulgated thereunder, Mr. McDonald is expected to be appointed to the Company's Board of Directors. As noted below, Mr. McDonald was appointed to the Board of Directors of TCTI on September 5, 2002.

     JEFFREY P. KRANZDORF. Mr. Kranzdorf, age 47, is a director nominee expected to be appointed to our Board of Directors following compliance with Section 14(f) under the Exchange Act and Rule 14f-1 promulgated thereunder. Mr. Kranzdorf was appointed as a member of the Board of Directors of TCTI on September 5, 2002. Mr. Kranzdorf has been engaged in the private practice of law since 1993. Pursuant to the TCC Merger Agreement, upon satisfaction of Section 14(f) under the Exchange Act and Rule 14f-1 promulgated thereunder, Mr. Kranzdorf is expected to be appointed to the Company's Board of Directors. As noted below, Mr. Kranzdorf was appointed to the Board of Directors of TCTI on September 5, 2002.

         As further consideration to the Company to enter into the TCC Merger Agreement, Mr. Pearlman agreed to serve as the Company's Chairman for a period of 60 months and to:

     o   be actively involved in the promotion of the Company;

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     o   use his best efforts to launch an episodic television show that will support the credibility and business objective of the Company;
     o allow or cause to be allowed, as necessary, links from websites maintained by the Company to websites controlled or maintained by Mr. Pearlman, Transcontinental Records, and/or their respective affiliates, including, without limitation, loupearlman.com; naturalofficialsite.com; o-townrecords.com; otownbands.com; t-con.com; and makingthehit.com;
     o permit the Company to include the successes of Mr. Pearlman, Transcontinental Records, and any of their affiliates in the promotional and marketing materials and efforts of the Company; subject to Mr. Pearlman's review and reasonable consent with respect to such inclusion of any specific matter;
     o upon the reasonable request of the Company, Mr. Pearlman shall arrange for personal/ promotional appearances of artists and other Persons represented by Transcontinental Records and/or Mr. Pearlman at events held or arranged by the Company, including, without limitation, one-time events and office guest appearances, the cost of which shall be on a most favored customer basis;
     o fully participate in the development of strategy and execution of operations of the Company;
     o use his best efforts to facilitate the establishment of joint ventures and licensing arrangement in the United States, Canada, Europe and Asia with respect to the objectives of the Company; and
     o fully participate in the development and launch of a music-based franchising division of the Company (similar to the current modeling-based franchise business of the Company) in 2002 with the goal of 60 sales of such franchises by the Company at approximately $20,000 during the first half of 2003.

         As a result of the TCC Transaction, the Reverse Split (effected on September 20, 2002) and the agreement by which Messrs. Pearlman and McDonald are to be issued a number of shares equal to 51% of the Company's issued and outstanding stock on a fully diluted basis, changes have or are expected to occur with respect to the relevant percentage of ownership of the Company's Common Stock by the principal stockholders of the Company, as more fully described below. In addition, changes in the management of the Company have or are expected to occur, as more fully described below.

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OFFICERS, DIRECTORS AND OTHER RELATED PARTIES.

         Current Officers and Directors of the Company
         ---------------------------------------------

         Name                              Position
         ----                              --------
         Louis J. Pearlman                 Chairman of the Board Designate

         Mohamed Hadid                     Chairman of the Board of Directors and Secretary

         Mark R. Tolner                    Director and Chief Executive Officer

         Gregory T. McDonald               Director Designate and President

         Anthony R. Ruben                  Director, Chief Operating Officer and Acting Chief
                                           Financial Officer

         Neil E. Mauskapf                  Director, Chief Technology Officer and Chief
                                           Information Officer

         Rafiah Kashmiri                   Director

         Jeffrey Kranzdorf                 Director Designate



         Current Officers and Directors of TCTI
         --------------------------------------


         Name                              Position
         ----                              --------
         Louis J. Pearlman                 Chairman of the Board

         Gregory T. McDonald               Director and President

         Jeffrey Kranzdorf                 Director and Secretary Designate

         Mark R. Tolner                    Director and Chief Executive Officer

         Neil Mauskapf                     Director, Chief Technical Officer and Chief
                                           Information Officer

         Anthony R. Ruben                  Chief Operating Officer and Acting Chief
                                           Financial Officer

         Terri Bears                       Vice President - New Business Development

         The holders of the Series C Preferred Stock have the right to elect three of the five members of the Company's Board of Directors (each such director elected by the Series C Preferred Stock holders, the "Series C Directors"). Pursuant to a Stockholders' Agreement dated January 14, 2002 ("Stockholders' Agreement"), entered into by, between and among the Company, Mohamed Hadid, Graye Capital, Ltd. (a British Virgin Islands corporation), Fortune Multimedia, Ltd. (a British Virgin Islands corporation), Homesite Capital, Ltd. (a British Virgin Islands corporation) (the aforesaid three British Virgin Islands corporations being collectively referred to as the "BVI Corporations") The Jefferson Trust ("Jefferson"), The Paramount Trust ("Paramount") and The Morgan Trust ("Morgan") (the aforesaid three trusts being collectively referred to as the "Trusts") and Richard J. Walk, the parties thereto agreed to vote for one Series C Director designated by each Trust. Under this arrangement, Mr. Ruben, Mr. Mauskapf and Ms. Kashmiri are the current Series C Directors. The Stockholders' Agreement was previously disclosed in the Company's Current Report on Form 8-K dated January 31, 2002, as amended. Pursuant to the Stockholders' Agreement, Mohamed Hadid, and the BVI Corporations have granted irrevocable proxies, apportioned as nearly equal as possible, to each of Jefferson, Paramount and Morgan.

         The Board of Directors and Officers of the Company and TCTI Following the Anticipated Election of a New Board of Directors
         --------------------------------------------------------------

         As further set out in the TCC Merger Agreement filed as an exhibit to the Company's Form 8-K dated September 6, 2002, upon the Company's compliance with Section 14(f) of the Exchange Act, including the filing with the SEC and distribution to the Company's stockholders of the information required under Rule 14f-1 under the Exchange Act, Mohamed Hadid, Anthony Ruben and Rafiah Kashmiri each will resign from the Board of Directors, and the following individuals will constitute the Board of Directors and the officers of the Company and Trans Continental Talent, Inc. The TCC Merger Agreement provides that the composition of the Board of Directors of TCTI will be the same as that of the Board of Directors of the Company. In addition, the TCC Merger Agreement provides that the officers set forth below (other than the vice presidents) are to be the same for TCTI as for the Company. The vice presidents identified below will be officers only of TCTI and not the Company.

         Name                              Position
         ----                              --------
         Louis J. Pearlman                 Chairman of the Board of Directors of the Company
                                           and TCTI

         Gregory T. McDonald               Director and President of the Company and TCTI

         Jeffrey Kranzdorf                 Director and Secretary of the Company and TCTI

         Mark R. Tolner                    Director and Chief Executive Officer of the
                                           Company and TCTI

         Neil E. Mauskapf                  Director, Chief Technology Officer and Chief
                                           Information Officer of the Company and TCTI

         Anthony R. Ruben                  Chief Operating Officer and Acting Chief
                                           Financial Officer

         Terri Bears                       Vice President - New Business Development
                                           of TCTI

         The biographical information of all officers and directors, with the exception of Louis J. Pearlman, Gregory T. McDonald and Jeffrey Kranzdorf which appears above, are as follows:

         MOHAMED HADID. Mr. Hadid, age 54, has served as the Company's Chairman of the Board since December 1998 and as its Secretary since January 2002. From January 2002 to September 2002, Mr. Hadid also served as the Company's Chief Executive Officer. Since August 1999, Mr. Hadid has served as chairman of the Hadid Development Group, a private property development company. From June 1999 to November 2000, Mr. Hadid served as chairman of The Entertainment Internet, a then public Internet services company. The Entertainment Internet filed for protection under Chapter 11 in 2000, which later was changed to Chapter 7 bankruptcy. Pursuant to the TCC Transaction, Mr. Hadid has agreed to resign from the Company's Board of Directors upon satisfaction by the Company with Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder to accommodate the Board changes contemplated in the TCC Merger Agreement and as discussed above. As previously reported in the Company's Form 10-KSB file June 13, 2000 for the year ended February 29, 2000, on November 8, 1999, Mohamed Hadid filed a voluntary petition in the U.S. Bankruptcy Court for the Central District of California seeking relief relating to personal matters as of November 22, 2000.

         MARK R. TOLNER. Mr. Tolner has served as the Company's President and Chief Executive Officer since August 2001 and September 2002, respectively, and was appointed as a member of the Company's Board of Directors in January, 2002. From April 1999 to August 2001, Mr. Tolner served as president of Entertech Media Group, a non-trading but SEC reporting company engaged in film production and distribution. Prior thereto, from November 1979 to May 1998, Mr. Tolner served as president of Shirlstar (Holdings) Ltd., a United Kingdom venture capital firm. During Mr. Tolner's tenure as president of Entertech Media Group and Shirlstar (Holdings) Ltd., the companies employed approximately 20 and 80 persons, respectively.

         ANTHONY R. RUBEN. Mr. Ruben has served as the Company's Chief Operating Officer since May 2002 and the Company's Acting Chief Financial Officer since July 2002, and was appointed as a member of the Company's Board of Directors in May 2002. Prior thereto, from May 2000 to June 2002, Mr. Ruben served as chief financial officer and treasurer of Compass Knowledge, a publicly traded distance learning company. From May 1999 to December 1999, he was the treasurer and vice president of corporate development for Industar Digital PCS, a wireless communications company, and from December 1999 to May 2000 he served as a consultant to Industar. From

March 1997 to May 1999, Mr. Ruben was an investment banker with Tucker Anthony. Pursuant to the TCC Transaction, Mr. Ruben has agreed to resign from the Company's Board of Directors upon satisfaction by the Company with Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder to accommodate the Board changes contemplated in the TCC Merger Agreement and as discussed above.

         NEIL E. MAUSKAPF. Mr. Mauskapf has served as our Chief Technology Officer and Chief Financial Officer since January 2002, and was appointed as a member of our Board of Directors in January 2002. From May 2000 to December 2001, Mr. Mauskapf served as the director of project management for Merchant Wired LLC, a telecommunications company. As director of project management, Mr. Mauskapf managed the implementation of WAN networks. From January 2000 to April 2000, he served as a contractor with Tek Systems, providing consulting services relating to installation and implementation of computer equipment. From June 1999 to December 1999, Mr. Mauskapf served as a staff technician for Robert Half Inc., where he also provided consulting services relating to installation and implementation of computer equipment. Prior thereto, from February 1990 to May 1999, Mr. Mauskapf served in various retail management positions with Bed Bath and Beyond and CompUSA where he managed operations with up to 120 employees and 25 million dollars in revenue.

         RAFIAH KASHMIRI. Ms. Kashmiri, age 61, has served as a member of the Company's Board of Directors since January 2002. Since 1984, Rafiah Kashmiri has been a principal shareholder, officer and director of Modasco, Inc. Modasco is a privately held company whose principal business is the creation of computer models and simulations and also included, prior to the transfer of the intellectual property relating thereto (as discussed beginning on page
11), the marketing of unrepresented models through Internet web postings. Ms. Kashmiri holds Masters Degrees in nuclear physics and bio physics (with a minor in chemistry) from the University of Kentucky. Pursuant to the TCC Transaction, Ms. Kashmiri has agreed to resign from the Company's Board of Directors upon satisfaction by the Company with Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder to accommodate the Board changes contemplated in the TCC Merger Agreement and as discussed above.

         TERRI L. BEARS. Ms. Bears, age 29, has served as the Senior Vice President of New Business Development of TCTI since July 2000. Prior thereto, Ms. Bears was the director of scouting for eModel, Inc. from May 2000 to September 2000, and held various positions with Studio 58, a division of Modasco, Inc. (whose principal business was the marketing of unrepresented models through Internet web postings), including scout, talent executive and manager from February 2000 to May 2000. From 1997 to 2000 and from 1999 to 2000, Ms. Bears was a teacher with the Brevard County, Florida School District and an educator with the University of Central Florida, respectively.

OTHER RELATED PARTIES

         Joan Randell, the sole Trustee of Jefferson, is the wife of Cortes Randell (see discussion below under "Cortes Randell and Relationship to The Jefferson Trust and Madison Consulting Company"). The Jefferson Trust is for the benefit of the children of Mr. and Mrs. Randell. Rafiah Kashmiri is the Trustee and Beneficiary of Paramount. Ms. Kashmiri is the mother of Ayman A. El-Difrawi (who is referred to herein as "Alec DeFrawy") (see discussion below under "Alec DeFrawy and Relationship to The Paramount Trust and General Services Corporation"). Ralph Edward Bell is the Trustee of Morgan, which is for the benefit of Patricia Erickson and Ralph Edward Bell (also known as Edward Bell) (see discussion below under "Ralph Edward Bell and Relationship to The Morgan Trust and Corporate Media Services, Inc.").

         From approximately October 2001 through September 25, 2002, Mr.
David Elliot served as a Senior Vice President of Sales of TCTI. Mr. Elliot was terminated on September 25, 2002 with three weeks' notice. On or about October 18, 1995, Mr. Elliot pled guilty to a federal charge of conspiracy to commit bank fraud in satisfaction of charges brought against him in the United States District Court for the Middle District of Florida and the United States District Court for the District of Columbia and was sentenced to five months of incarceration.

STOCK OWNERSHIP OF OFFICERS, DIRECTORS AND PRINCIPAL STOCKHOLDERS.

         The tables below set forth the ownership of the Company's Common Stock and Series C Preferred Stock by the identified stockholders as of the dates indicated. As of the date of this Current Report on Form 8-K, the Additional TCC Shares have not yet become issuable and thus, other than the pro forma stock ownership table, the tables below do not reflect such shares. The Series C Preferred Stock (the material terms of which are described below in greater detail) generally votes with the Common Stock as a single class with the number of votes equal to the number of shares of Common Stock into which the Series C Preferred Stock is then convertible. Each share of Series C Preferred Stock was convertible into 60 shares of Common Stock on the date indicated for each table (except where adjusted to reflect the Reverse Split). The number of shares of capital stock beneficially owned as well as the corresponding percentage of votes represented thereby do not include shares and votes over which a stockholder holds or has granted any known proxy, and is instead presented in the footnotes of each table. Unless otherwise indicated, the business address of each person listed is c/o Options Talent Group, 1701 Park Center Drive, Orlando, Florida, 32835.

         The table below sets forth ownership of the Company's capital stock as of September 5, 2002, the day prior to the effective date of the TCC Transaction. The amounts in this table do not reflect the Reverse Split. The stockholdings of Messrs. Hadid and Walk and the Trusts was previously reported in the Company's Current Report on Form 8-K dated January 31, 2002, as amended. Additional information regarding certain stockholders was obtained from Schedule 13D's filed with the SEC since the Company's completion on January 31, 2002 of its acquisition of TCTI (then known as eModel, Inc.). As of September 5, 2002, the Company had 113,919,593 shares of Common Stock issued and outstanding and 5,000,000 shares of Series C Preferred Stock issued and outstanding.

                                                                                      Voting Percentage
                                                       Number of Shares                  (based upon
                                            -----------------------------------       Series C Preferred
                                                                    Series C          Stock voting on an
         Name                               Common Stock        Preferred Stock       as converted basis)
         ----                               ------------        ---------------       -------------------
         Mohamed Hadid(1)                     9,115,546             1,500,000                23.9%

         Graye Capital, Ltd.(1)               4,250,000               - 0 -                   1.0%

         Fortune Multimedia, Ltd.(1)          4,250,000               - 0 -                   1.0%

         Homesite Capital, Ltd.(1)            4,452,381               - 0 -                   1.1%

         The Jefferson Trust(1)               5,378,788             1,060,606                16.7%

         The Paramount Trust(1)               5,378,788             1,060,606                16.7%

         The Morgan Trust(1)                  5,378,788             1,060,606                16.7%

         Richard Walk                         1,613,636              318,182                  5.0%

         Mark Tolner(2)                       1,150,000               - 0 -                   0.3%

         -----------------------

         (1) Pursuant to the Stockholders' Agreement, Mohamed Hadid and the BVI Corporations have granted irrevocable proxies to their shares of capital stock of the Company, which if added to the voting percentages set forth in the table would increase the voting percentages of each of the Jefferson Trust, Paramount Trust and Morgan Trust to 25.7%, respectively.

         (2) Mr. Tolner holds 1,000,000 shares of common stock individually and 150,000 shares are owned by his wife, Cynthia D. Klein.

         Jefferson, Paramount and Morgan acquired their initial stock ownership in the Company as follows:

         Since 1984, Rafiah Kashmiri has been a principal shareholder, officer and director of Modasco, Inc. ("Modasco"). Modasco is a privately held company whose principal business is the creation of computer models and simulations. Ms. Kashmiri holds Masters Degrees in nuclear physics and bio physics (with a minor in chemistry) from the University of Kentucky. Because of her diversified interests, Ms. Kashmiri created a division of Modasco in November of 1999 known as Studio 58. This division's principal business, overseen in its entirety by

Ms. Kashmiri, related to the marketing of unrepresented models through Internet web postings. In order to obtain financing to develop the Studio 58 business concept, eModel Inc., a Delaware corporation ("eModel"), was organized, to which Ms. Kashmiri contributed the intellectual property of the Studio 58 business and received a warrant exercisable for 1,000,000 shares of voting common stock of eModel which had also assumed the debts of Studio 58. The warrant was issued by eModel to Paramount on behalf of Ms. Kashmiri. A warrant upon the same terms and also exercisable for 1,000,000 shares of voting common stock of eModel was issued to Morgan in consideration of furniture and computer equipment transferred to eModel by Ralph Edward Bell. At the same time, eModel also issued 1,000,000 shares of voting common stock to Jefferson in consideration of $50,000 and certain financial guaranties and 300,000 shares of non-voting common stock to Richard J. Walk in consideration of $300,000.

         At the time the new entity was organized, it engaged General Services Corporation ("GSC") as a consultant. GSC was a privately owned consulting company, jointly owned by Ms. Kashmiri and her husband. Ms. Kashmiri's son, Alec DeFrawy, worked as the principal consultant for GSC, specializing in web design, research and development, and assisting in developing the Company's technical team and enhancing the business model of the Company. Each of Messrs. Bell and Randell entered into consulting agreements with the Company through consulting companies which are owned by the Madison Trust, whose trustee is Joan Randell and whose beneficiaries are Mr. Randell's children.

         In January 2002, a wholly-owned subsidiary of Sector Communications Inc., a publicly held Nevada corporation, merged with and into eModel, with eModel surviving, which transaction, together with the filing of related exhibits, was reported by the Company on a Current Report on Form 8-K dated January 31, 2002, as amended. Pursuant to the foregoing merger, the Company, among other things, issued shares of its Common Stock to Jefferson and Mr. Walk in exchange for their shares of eModel common stock, and to Paramount and Morgan after the assumption of the aforementioned warrants by the Company and their subsequent exercise.

         The following sets forth the ownership of the Company's capital stock as of September 6, 2002, the effective date of the TCC Transaction. The amounts in this table do not reflect the Reverse Split. As of September 6, 2002, the Company had 230,199,593 shares of Common Stock issued and outstanding and 5,000,000 shares of Series C Preferred Stock issued and outstanding.

                                                                                        Voting Percentage
                                                           Number of Shares                 (based upon
                                                 -----------------------------------    Series C Preferred
                                                                        Series C        Stock voting on an
         Name                                    Common Stock        Preferred Stock    as converted basis)
         ----                                    ------------        ---------------    -------------------
         Louis J. Pearlman(1)                     58,140,000              - 0 -                  11.0%

         Gregory T. McDonald(1)                   58,140,000              - 0 -                  11.0%

         Mohamed Hadid(2)                          9,115,546             1,500,000               18.7%

         Mark Tolner(3)                            1,150,000               - 0 -                  0.2%

         Richard Walk                              1,613,636              318,182                 3.9%

         Graye Capital, Ltd.(2)                    4,250,000               - 0 -                  0.8%

         Fortune Multimedia, Ltd.(2)               4,250,000               - 0 -                  0.8%

         Homesite Capital, Ltd.(2)                 4,452,381               - 0 -                  0.8%

         The Jefferson Trust(2)                    5,378,788             1,060,606               13.0%

         The Paramount Trust(2)                    5,378,788             1,060,606               13.0%

         The Morgan Trust(2)                       5,378,788             1,060,606               13.0%

         --------------------------------

         (1) On September 16, 2002, Messrs. Pearlman and McDonald assigned their shares of Common Stock to Louis J. Pearlman Enterprises, Inc., a Florida corporation ("LJPE"), and the Thomas A. Parker Trust, a revocable trust organized under the laws of Florida (the "Parker Trust"), respectively. Such shares were assigned for no consideration. Mr. Pearlman is the sole stockholder and director, and president of LJPE and has voting and dispositive power with respect to investments made by LJPE. Mr. McDonald is the sole Trustee of the Parker Trust and has voting and dispositive power with respect to investments made by the Parker Trust. The business address of Messrs. Pearlman and McDonald is c/o Trans Continental Companies, Inc., 7380 Sand Lake Road, Suite #350, Orlando, Florida, 32819.

         (2) Pursuant to the Stockholders' Agreement, Mohamed Hadid and the BVI Corporations have granted irrevocable proxies to their shares of capital stock of the Company, which if added to the voting percentages set forth in the table would increase the voting percentages of each of the Jefferson Trust, Paramount Trust and Morgan Trust to 20.1%, respectively.

         (3) Mr. Tolner holds 1,000,000 shares of common stock individually and 150,000 shares are owned by his wife, Cynthia D. Klein.

         The following table sets forth the ownership of the Company's capital stock as of September 6, 2002, the effective date of the TCC Transaction, as revised to reflect the effectiveness of the Reverse Split. As adjusted to reflect the Reverse Split, as of September 6, 2002, 2,302,165 shares of Common Stock were issued and outstanding and 5,000,000 shares of Series C Preferred Stock were issued and outstanding and convertible into 3,000,000 shares of Common Stock.

                                                                                      Voting Percentage
                                                       Number of Shares                  (based upon
                                           ------------------------------------       Series C Preferred
                                                                   Series C           Stock voting on an
         Name                               Common Stock        Preferred Stock       as converted basis)
         ----                               ------------        ---------------       -------------------
         Louis J. Pearlman(1)                  581,400                - 0 -                  11.0%

         Gregory T. McDonald(1)                581,400                - 0 -                  11.0%

         Mohamed Hadid(2)                       91,155              1,500,000                18.7%

         Mark Tolner(3)                         11,500                - 0 -                   0.2%

         Richard Walk                           16,136               318,182                  3.9%

         Graye Capital, Ltd.(2)                 42,500                - 0 -                   0.8%

         Fortune Multimedia, Ltd.(2)            42,500                - 0 -                   0.8%

         Homesite Capital, Ltd.(2)              44,524                - 0 -                   0.8%

         The Jefferson Trust(2)                 53,788              1,060,606                13.0%

         The Paramount Trust(2)                 53,788              1,060,606                13.0%

         The Morgan Trust(2)                    53,788              1,060,606                13.0%

         ---------------------------

         (1)      See footnote (1) to the immediately preceding table.

         (2)      See footnote (2) to the immediately preceding table.

         (3) Tolner holds 10,000 shares of common stock individually and 1,500 shares are owned by his wife, Cynthia D. Klein.


         Pro Forma Stock Ownership of Officers, Directors and Principal
         --------------------------------------------------------------
         Stockholders.
         -------------

         The following table sets forth the ownership of the Company's capital stock following the anticipated increase in the Company's authorized capital from 5,000,000 to 500,000,000 as discussed above, at which time (i) all issued and outstanding shares of Series C Preferred Stock will have been converted into shares of Common Stock and (ii) Messrs. Pearlman and McDonald will have been issued an additional aggregate of 3,122,449 shares of Common Stock resulting in their aggregate ownership of Common Stock constituting 51% of the Company's issued and outstanding shares of Common Stock on a fully diluted basis, all as adjusted to reflect the Reverse Split. On the basis of the foregoing, the Company would have approximately 8,424,614 shares of Common Stock issued and outstanding and no shares of Series C Preferred Stock outstanding.

                                                      Number of Shares of
         Name                                            Common Stock         Voting Percentage
         ----                                            ------------         -----------------
         Louis J. Pearlman(1)                              1,561,225                18.5%

         Louis J. Pearlman Enterprises, Inc.(2)              581,400                 6.9%

         Gregory T. McDonald(1)                            1,561,225                18.5%

         The Thomas A. Parker Trust(2)                       581,400                 6.9%

         Mohamed Hadid(3)                                    991,155                11.8%

         Mark Tolner(4)                                       11,500                 0.1%

         Richard Walk                                        207,044                 2.5%

         Graye Capital, Ltd.(3)                               42,500                 0.5%

         Fortune Multimedia, Ltd.(3)                          42,500                 0.5%

         Homesite Capital, Ltd.(3)                            44,524                 0.5%

         The Jefferson Trust(3)                              690,152                 8.2%

         The Paramount Trust(3)                              690,152                 8.2%

         The Morgan Trust(3)                                 690,152                 8.2%

         ---------------------------------

         (1) Reflects such stockholder's portion of the Additional TCC Shares. Messrs. Pearlman and McDonald have notified the Company that they intend to assign for no consideration such shares of Common Stock to LJPE and the Parker Trust, respectively, when practicable. Mr. Pearlman is the sole stockholder and director, and president of LJPE and has voting and dispositive power with respect to investments made by LJPE. Mr. McDonald is the sole Trustee of the Parker Trust and has voting and dispositive power with respect to investments made by the Parker Trust. The business address of Messrs. Pearlman and McDonald is c/o Trans Continental Companies, Inc., 7380 Sand Lake Road, Suite #350, Orlando, Florida, 32819.

         (2) Reflects the Initial Shares assigned by Messrs. Pearlman and McDonald to LJPE and the Parker Trust, respectively, for no consideration on September 16, 2002.

         (3) Pursuant to the Stockholders' Agreement, Mohamed Hadid and the BVI Corporations have granted irrevocable proxies to certain of their shares of capital stock of the Company, which if added to the voting percentages set forth in the table would increase the voting percentages of each of the Jefferson Trust, Paramount Trust and Morgan Trust to 12.6%, respectively.

         (4) Mr. Tolner holds 10,000 shares of common stock individually and 1,500 shares are owned by his wife, Cynthia D. Klein.

         Immediately prior to the TCC Transaction (which transaction was reported in the Company's Form 8-K dated September 6, 2002), by reason of the individual ownership and voting power of each of the Trusts including the shares over which they hold proxies (25.7% in the case of Jefferson; 25.7% in the case of Paramount, and 25.7% in the case of Morgan) and the aggregate combined voting power of the Trusts (77.1%), the Trusts were able to exercise substantial voting power with respect to the election of directors of the Company and with respect to other matters upon which shareholders of the Company were entitled to vote. Notwithstanding such voting power, the Trusts have not voted upon any matters between the Company's acquisition of eModel and the Acquisition by Merger of TCC, other than to elect and remove Series C Directors. The foregoing should be viewed in the context of the Stockholders' Agreement entered into on January 14, 2002 (which was filed as part of the Agreement and Plan of Merger for the acquisition of eModel filed as an exhibit to the Company's Form 8-K dated January 31, 2002, as amended) by, between and among the Company, Mohamed Hadid, the BVI Corporations, Richard J. Walk and the Trusts, pursuant to which Mr. Hadid and the BVI Corporations have granted irrevocable proxies with respect to their capital stock of the Company to each of the Trusts, apportioned as equal as possible. In accordance with the Certificate of the Designations, Powers, Preferences and Rights of the Series C Convertible Preferred Stock of the Company, the holders of a majority of the Series C Preferred Stock are entitled to elect three of the five members of the Board, and pursuant to the Stockholders' Agreement, the Trusts have agreed to vote their shares of capital stock of the Company and those shares over which they have a proxy in favor of one Series C Preferred Board nominee designated by each of Jefferson, Paramount and Morgan. In addition to the foregoing, relatives of the respective Trustees under the respective Trusts were rendering (and continue to render) significant consulting services to the Company, which services were being rendered by the respective consulting corporations through Messrs. Randell, DeFrawy and Bell (see hereinafter "Consulting Agreements").

         As a result of the issuance of the Initial Shares to Messrs. Pearlman and McDonald in the TCC Transaction, which shares represented as of the date of issuance thereof 50.5% of the then issued and outstanding shares of Common Stock and 21.9% of the issued and outstanding shares of Common Stock assuming the conversion of the issued and outstanding shares of Series C Preferred, the ultimate individual and aggregate voting power of the Trusts (including the shares over which they hold proxies) was significantly reduced (13.0% in the case of Jefferson; 13.0% in the case of Paramount; and 13.0% in the case of Morgan). Moreover, upon the issuance of the Additional TCC Shares, the ultimate individual and aggregate voting power of the Trusts (including the shares over which they hold proxies) will be reduced even more significantly (8.2% in the case of Jefferson; 8.2% in the case of Paramount; and 8.2% in the case of Morgan). Assuming the issued and outstanding shares of capital stock of the Company and shares of Company capital stock issuable pursuant to convertible securities issued and outstanding or reserved for issuance are the same at the time of issuance of the Additional TCC Shares as they were on the effective date of the TCC Transaction, Messrs. Pearlman and McDonald, would have voting control in the election of the directors of the Company, and all other matters upon which shareholders of the Company are entitled to vote. Each of the consulting agreements do, however, continue to remain in effect and, as a result, Messrs. Randell, DeFrawy and Bell each, through their respective consulting companies, continue to render consulting services to the Company although on a far less significant basis than before.

CONSULTING AGREEMENTS

         Prior to the TCC Transaction, the Company had entered into separate consulting agreements with each of Madison Consulting Company ("MCC"), General Services Corporation

("GSC"), and Corporate Media Services, Inc. ("CMS") (MCC, GSC and CMS collectively being referred to as the "Consultants" and each a "Consultant") in connection with the Company's acquisition of eModel in January 2002. Each of the consulting agreements was filed as part of the Agreement and Plan of Merger for the acquisition of eModel ("eModel Merger Agreement") which was an exhibit to the Company's Form 8-K dated January 31, 2002, as amended. Each of these consulting agreement has been amended in connection with the TCC Transaction, which amendments are discussed below in the section entitled "Other Transactions and Agreements - Modification of Consulting Agreement between the Company and MCC, GSC and CMS." See "Stock Ownership of Officers, Directors and Principal Stockholders" for certain historical background information. The consulting agreements are substantially identical, the material terms of which are described below.

         The Consultant is obligated to render services to the Company and to one or more of its subsidiaries. The term of the consulting agreement is indefinite and it will continue for five years after the notice of termination is given by the Company to the Consultant. Although the Consultants were retained by the Company, to date, their services have been provided solely to TCTI and not to the Company.

         The Consultant is compensated as follows: an annual fee of $150,000 payable in periodic installments at least twice a month, a sales performance bonus of $10 per enrollment payable during a month when the Company and/or its subsidiaries sell 2000 enrollments from its Orlando sales group. The number of enrollments in one month for calculation of the sales bonus includes a number equal to the gross amount of sales of cruises and trips in the same month divided by 500. If the Company collects the outstanding fees receivable as a result of earlier sales of certain rights in Asia and England, the Consultant shall be entitled to receive an amount equal to 10% of such outstanding fees receivable. At the time the agreement was entered into there were $800,000 of outstanding fees receivable in Asia, and $150,000 in England. The Consultant is to be reimbursed all reasonable expenses incurred in connection of its performance under the consulting agreement.

         If the agreement is terminated for good reason by the Consultant, without cause by the Company, or within one year after a Change of Control of the Company, the Consultant is entitled to the annual fee through the termination date. In addition, as severance in lieu of any further draws in the event of such termination (other than within one year after a Change of Control of the Company) the Consultant shall receive an amount of cash equal to the sum of the annual fee on the date of termination plus the average of the Consultant's last two years' bonuses and commission. If such termination occurred with the first year after a Change of Control, the Consultant would receive, in lieu of the other severance payments provided in the consulting agreement, severance in an amount equal to two times the annual fee on the date of termination, plus the average of the last three years' bonuses plus all pre-termination benefits for three years. The Consultant will have 90 days after such termination to exercise all vested stock options or restricted stock awards. If the Consultant breaches the agreement, it may be liable to repay the amounts paid to it as the severance payments. Additionally, upon the Change of Control all unvested options and stock award will vest. During the first year after the Change of Control, the Company is prohibited form modifying any substantive provisions of the consulting agreement.

         The consulting agreement contains customary intellectual property protection and confidentiality provisions. Subject to exceptions for willful misconduct, criminal acts or obtaining an improper personal benefit, the Company agreed to indemnify the Consultant from any actual damages and costs including attorneys' fees arising out of the Consultant's services as an officer of the Company.

         It was the intention of the Consultants and the Company that the amount of involvement of the Consultants in the business of the Company's operating subsidiary (other than the continued financial guarantee by Cortes Randell of the subsidiary's obligations of merchant agreements with credit card companies) would gradually reduce and diminish, and that each of the Consultants would be free to pursue other business interests. As the business of TCTI has grown in two years from six people in one office with minimal cash flow to a company with a formal management structure and approximately 400 full-time employees in its Orlando, Florida offices and additional employees in the approximately 57 offices that TCTI or its frachisees operate around the U.S., the Company believes that, with the exception of Mr. Randell's continuing financial guarantees, TCTI, and thus the Company, is no longer materially dependent upon the Consultants, singly or in the aggregate. The Company believes that TCTI's business and operations can proceed under its current management structure, and that any additional services that it might require may be obtained from sources other than the Consultants at competitive prices.

CORTES RANDELL AND RELATIONSHIP TO THE JEFFERSON TRUST
AND MADISON CONSULTING COMPANY

         The consulting services rendered by MCC are principally performed by Cortes Randell. Mr. Randell is the husband of Joan Randell, the sole Trustee of The Jefferson Trust, whose stock ownership and pro forma stock ownership is described above. Mr. Randell's consulting services include maintenance of credit card and merchant account facilities, and activities relating to the Company's operating budgets, cash flow and other accounting matters.

         Mr. Randell pled guilty 27 years ago (1975) to four related securities fraud charges. In 1979, Mr. Randell was convicted of mail and securities fraud and related charges. In 1995, Mr. Randell entered into a Consent Order with the Federal Trade Commission ("FTC") arising out allegations by the FTC that Financial News Service Group, Inc., a company in which Mr. Randell was an officer, director and principal shareholder, had entered into an anti-competitive agreement with Reuters America, Inc. regarding the production and sale of fast turnaround news transcripts, thereby restricting competition, allocating markets and restraining prices. Under the Consent Order, Mr. Randell agreed not to enter into any agreement with Reuters America, Inc. relating to fast turnaround news transcripts and not to enter into any agreements to allocate or divide customers or markets or to maintain resale prices in the news transcript business.

         In addition to being a consultant to the Company, Mr. Randell has guaranteed obligations of the Company under various merchant agreements relating to the receipt by the Company of payments by consumers charged to the consumer's credit card in payment for services furnished by the Company, as well as equipment and real property leases. In connection with the acquisition by the Company of eModel (now known as Trans Continental Talent, Inc.) (the

"eModel Transaction"), the Company entered into an Indemnification, Reimbursement and Security Agreement (as previously disclosed in the Company's Current Report on Form 8-K dated January 31, 2002, as amended) with Mr. Randell. Pursuant to the agreement, the Company agreed to indemnify and defend Mr. Randell from any liabilities incurred or paid by him with respect to his personal guarantees of TCTI's obligations to certain of its creditors, lessors and equipment vendors which total approximately $2.5 million. The Company has granted to Randell a first priority security interest in all of its existing and after-acquired tangible and intangible property including accounts receivable and its database of models. The Company agreed to maintain insurance policies with respect to its properties and business designating Mr. Randell as loss payee under such policies. If any amounts become due and payable to Mr. Randell, they will bear interest at the rate of 7% per annum until fully paid.

         In addition to the Indemnification, Reimbursement and Security Agreement, in connection with the eModel Transaction, the Company also entered in a letter agreement pursuant to which the Company's Board of Directors resolved that persons authorized to sign or countersign checks, drafts, or other orders for the payment of money in the name of the Company were limited solely to two persons, one of whom was Mr. Randell, until the payment or satisfaction of tax liabilities of the Company due, owing and/or outstanding as of the closing of the eModel Transaction. The foregoing agreement was intended to allow Mr. Randell to monitor his exposure as a guarantor of the Company's obligations. Although no longer an authorized signatory, Mr. Randell continues to monitor payments of TCTI's bills in view of his ongoing guarantor obligation although he is not involved in day-to-day decision making, management or purchasing procedures of TCTI.

         The Company is presently indebted to Mr. Randell's company, MCC, in the amount of approximately $32,000 for incentive compensation which has accrued and not been paid. Previous incentive compensation owed to MCC and Mr. Randell of approximately $287,000 was waived by Mr. Randell and MCC. Such amount was waived because of the financial requirements of the Company to upgrade its accounting system from Peach Tree to Great Plains, substantially improve the Company's telephone system to handle increased call volume (numbering thousands per day), and to support the relocation of the Company's main offices to new office space three times larger than its previous main offices.

         MCC presently is indebted to TCTI for loans made by TCTI to MCC, prior to TCTI's (then eModel, Inc.) acquisition by the Company in January 2002, in the amount of approximately $292,000. Such indebtedness was reported in the Company Form 10-QSB for the quarter ended April 30, 2002.


ALEC DEFRAWY AND RELATIONSHIP TO THE PARAMOUNT TRUST
AND GENERAL SERVICES CORPORATION

         The consulting services rendered by GSC are principally rendered by Alec DeFrawy. Mr. DeFrawy is the son of Rafiah Kashmiri, the Trustee and Beneficiary of The Paramount Trust, whose stock ownership and pro forma stock ownership is described above. Mr. DeFrawy's consulting services consist primarily of creative services in the areas of website development, marketing, and development of promotional materials.

         In relation of a 1991 offence, in 1995, Mr. DeFrawy pled guilty to a criminal charge of conspiracy to commit bank fraud and wire fraud. This charge arose from the same indictment to which Mr. Elliot pled guilty in the United States District Court for the District of Columbia. As part of his sentence, Mr. DeFrawy was ordered to pay restitution.

         The Company is presently indebted to Mr. DeFrawy's company, GSC, in the amount of approximately $32,000 for incentive compensation which has accrued and not been paid. Previous incentive compensation owed to GSC and Mr. DeFrawy of approximately $287,000 was waived by Mr. DeFrawy and GSC. Such amount was waived because of the financial requirements of the Company to upgrade its accounting system from Peach Tree to Great Plains, substantially improve the Company's telephone system to handle increased call volume (numbering thousands of calls per day), and to support the relocation of the Company's main offices to new office space three times larger than its previous main offices.

RALPH EDWARD BELL AND RELATIONSHIP TO THE MORGAN TRUST
AND CORPORATE MEDIA SERVICES, INC.

         The consulting services rendered by CMS are principally rendered by Ralph Edward Bell. Mr. Bell is the Trustee of The Morgan Trust, and is a beneficiary, in addition to Mr. Bell's spouse and child, under The Morgan Trust, whose stock ownership and pro forma stock ownership is described above.
Mr. Bell's consulting services consist primarily of operational support of the TCTI's physical and technical infrastructure.

         In 1999, the FTC commenced an action against Mr. Bell seeking permanent injunctive and other relief relating to alleged unfair and deceptive acts or practices in connection with the advertising, promotion, offering for sale of talent management services for aspiring models or actors. In addition to Mr. Bell, other defendants included Model 1, Inc., Creative Talent Management, Inc. and Jason Hoffman who is also a consultant to TCTI through CMS as a travel coordinator. Mr. Bell entered into a Final Consent Order without admitting or denying the allegations of the complaint and was permanently enjoined, among other things, from making or assisting others to make any false or misleading oral or written representation in connection with the offer or sale of any goods or services for aspiring or professional actors and models. The foregoing FTC action and Consent Order was commenced and entered in the United States District Court for the Eastern District of Virginia, Civil Action No. 99-737A.

         The Company is presently indebted to CMS in the amount of approximately $32,000 for incentive compensation which has accrued and not been paid. Previous incentive compensation owed to CMS and Mr. Bell of approximately $287,000 was waived by Mr. Bell and CMS. Such amount was waived because of the financial requirements of the Company to upgrade its accounting system from Peach Tree to Great Plains, substantially improve the Company's telephone system to handle increased call volume (numbering thousands of calls per day), and to support the relocation of the Company's main offices to new office space three times larger than its previous main offices.

         CMS presently is indebted to TCTI for loans made by TCTI to CMS, prior to TCTI's (then eModel, Inc.) acquisition by the Company in January 2002, in the amount of approximately $114,000. Such indebtedness was reported in the Company's Form 10-QSB for the quarter ended April 30, 2002.

OTHER TRANSACTIONS AND AGREEMENTS

         Modification of Consulting Agreements
         Between the Company and MCC, GSC and CMS.
         -----------------------------------------

         In connection with the Acquisition by Merger of TCC by the Company, each of the consulting agreements entered into between the Company and MCC, GSC and CMS, respectively, was amended to modify the previous severance provisions. Pursuant to the new severance provisions, the Consultant will receive (1) a lump sum payment on the date of termination equal to the product of (A) the Consultant's highest annual fee prior to such termination divided by 12, multiplied by (B) the number of full and partial calendar months in the period commencing on the date of termination through January 14, 2007 ("Consultant Severance Period"); (2) payment of $10 per model enrolled, and $10 per $500 worth of gross cruise or trip sales made during the Consultant Severance Period, payable in arrears on a monthly basis; and (3) full medical coverage for the sole owner of the Consultant and his/her spouse and minor children until such owner reaches age 65. The amendments were filed as part of the TCC Merger Agreement filed as an exhibit to the Company's Form 8-K dated September 6, 2002.

         In connection with the modification of the consulting agreements, the modification of Mr. Tolner's employment agreement, as described below, and the entry by the Company into new employment agreements with Messrs. Pearlman and McDonald, as described below, MCC, GSC, CMS, Mark Tolner, Louis J. Pearlman and Gregory T. McDonald entered into a letter agreement providing that, with respect to the obligation of the Company to pay "sales performance bonuses" to each of the respective parties, that the written consent of four of six parties may effect a waiver of all sales performance bonuses payable with respect to a specific month. In addition, any five of the six parties may bind all parties with respect to any buyout by the Company of all or any portion of any future sales performance bonus. The letter agreement was filed as part of the TCC Merger Agreement filed as an exhibit to the Company's Form 8-K dated September 6, 2002.

         Amendment to Employment Agreement Between the Company and Mark Tolner
         ---------------------------------------------------------------------

         In connection with the Acquisition by Merger of TCC by the Company, the Employment Agreement between TCTI and Mark Tolner dated January 28, 2002, as amended June 18, 2002, was modified in an amendment dated September 5, 2002 to increase the term from three years to five years, and to amend the terms of the severance provisions. Under the new severance arrangements, Mr. Tolner will receive will receive (1) a lump sum payment on the date of termination equal to the product of (A) the Mr. Tolner's highest annual fee prior to such termination divided by 12, multiplied by (B) the number of full and partial calendar months in the period commencing on the date of termination through January 28, 2007 ("Tolner Severance Period"); (2) payment of $10 per model enrolled made during the Tolner Severance Period, payable in arrears on a monthly basis; and (3) full medical coverage for Mr. Tolner and his spouse and minor children until Mr. Tolner reaches age 65. Mr. Tolner's severance arrangements relating to the acceleration of stock options, warrants and SAR's, the continuation of other benefits for a period of one year or through the original term of the agreement, whichever is later and the reduction in the term of the non-competition and non-solicitation remain unchanged under the amendment.

The amendment was included with the TCC Merger Agreement filed as an exhibit to the Company's Form 8-K dated September 6, 2002.

         Employment Agreements with Louis J. Pearlman and Gregory T. Mcdonald
         --------------------------------------------------------------------

         In connection with the Acquisition by Merger of TCC by the Company, the Company entered into new Employment Agreements with Louis J. Pearlman and Gregory T. McDonald, respectively, each dated September 5, 2002. The Employment Agreements are substantially identical, except that Mr. Pearlman serves as Chairman and Mr. McDonald serves as President of both the Company and TCTI. The Employment Agreements were included with the TCC Merger Agreement filed as an exhibit to the Company's Form 8-K dated September 6, 2002. The material terms of the Employment Agreement are described below.

         The agreement provides for a base salary equal to $12,500 per month (annualized $150,000), and the employee's participation in the Company's benefits plans. Additionally, the executive is entitled to receive a Sales Performance Bonus of $10 per enrollment for each month during which the Company and its subsidiaries sell 2,000 enrollments from Orlando in-house sales group. The calculation of the total number of enrollments in each given month includes the number equal to the gross amount of sales of cruises and trips for that month divided by 500.

         The following events trigger severance benefits: (1) the involuntary termination of employment other than for Cause prior to the expiration of the term; (2) the voluntary resignation for any reason within 90 days after a change of control; (3) the voluntary resignation for "good reason" which includes material demotion, a reduction in salary, unless it is part of a company wide adjustment of salaries, the relocation of the office outside of the greater Orlando area, the assignment of duties that material affect employee's ability to perform its duties; any uncured material breach of the agreement. The term "change of control" includes the occurrence of any of the following events (1) 50% or more of the Company's or TCTI voting stock has been acquired any person, entity or affiliated group; (2) a change to the majority control of the holding company board that is part of the transaction involving the transfer of 30% or more of the Company's voting stock to an unrelated entity; (3) any business combination if the Company would not survive and 50% of its voting stock would be acquired by any new unrelated person; (4) a liquidation or dissolution of the Company or TCTI; or (5) the sale of substantially all assets of the Company or TCTI to an unrelated entity.

         The executive has the following severance benefits: (1) two multiplied by the sum of the highest base salary plus the highest bonus in incentive payments received by the employee in any of the three years preceding a triggering event respect; (2) all stock option vest; (3) all benefits shall continue for one year or through the expiration term if a triggering event has not occurred.

         The agreement will be terminated as a result of any of the following events: (a) employee's death; (b) disability; (c) termination by the employee;
(d) for cause defined to include any defalcation of the employer's property or the commission of any dishonest act; misdemeanor or felony indictment; conduct that may place the company in disrepute; refusal to perform duties; any material uncured breach of the agreement; or attempt to obtain a personal profit from a transaction adverse to the Company unless disclosed.

         The agreement contains customary confidentiality protection provisions and provides for 12 months non-competition and non-solicitation period. The covenant not to compete is not effective if the employee is terminated without cause. The parties agreed to arbitrate disputes under the Employment Agreement in accordance with the rules of the American Arbitration Association in Orlando, Florida.

         Lock-Up and Escrow Agreement
         ----------------------------

         In connection with the Acquisition by Merger of TCC, a Lock-Up and Escrow Agreement dated September 5, 2002 was entered into by and among The Jefferson Trust, The Paramount Trust, The Morgan Trust, Mohamed Hadid, Richard Walk, Mark R. Tolner and Cynthia D. Klein (collectively, the "Shareholder Parties"), Options Talent Group, and Jeffrey Kranzdorf as Escrow Agent. The Lock-Up and Escrow Agreement was included with the TCC Merger Agreement filed as an exhibit to the Company's Form 8-K dated September 6, 2002.

         The purpose of the Lock-Up and Escrow Agreement is to restrict transferability of Common Stock and Series C Preferred Stock of the Company and to provide that the holders of Series C Preferred maintain their percentage ownerships in the Company as compared with the percentage ownerships of Messrs. Pearlman and McDonald and their respective affiliates.

         The escrowed shares will be released (a) upon the written instructions of the Shareholder Parties owning at least 85% of the escrowed shares; (b) with respect to any or all of the escrowed shares of a specific Shareholder Party upon the written instruction of a Shareholder Party and the written confirmation of the Company (with an opinion of counsel) to a purchaser under Rule 144; provided that the all of the Shareholder Parties shall share the proceeds of any such Rule 144 sale pro rata on as converted basis (as if they sold their shares); and after the receipt of such proceeds each receiving Shareholder Party will transfer to the selling Shareholder Party its pro rata portion of the escrowed shares deemed sold. Except pursuant to Rule 144, the Shareholder Parties may not otherwise transfer, pledge or encumber any of their escrowed shares as long as the Lock-Up and Escrow Agreement is in effect.

         Each of Messrs. Pearlman and McDonald and their respective affiliates is obligated to transfer a portion of any Company's securities acquired by such party from the Company (excluding the Additional TCC Shares) after the date of the Lock-up and Escrow Agreement to the holders of Series C Preferred so that such Series C Preferred Shareholders maintain their respective percentage ownerships as compared to the percentage ownerships of Messrs. Pearlman and McDonald and their respective affiliates.

         The agreement contains customary escrow provisions. The Shareholder Parties agreed to indemnify the Escrow Agent from all losses incurred in connection with its performance under the Lock-Up and Escrow Agreement.

         Trademark Sublicense Agreement
         ------------------------------

         In connection with the Acquisition by Merger of TCC, TCC and Options Talent Group entered into a Trademark Sublicense Agreement dated September 5, 2002. The agreement was included with the TCC Merger Agreement filed as an exhibit to the Company's Form 8-K dated September 6, 2002. Under the terms of the agreement, the Company sublicenses from TCTI as sublicensor ("Sublicensor") certain marks. Sublicensor is the exclusive licensee of Trans Continental Records, the owner of the "Trans Continental" name and mark for entertainment, media and related products and services and the owner of US trademark application (Serial No. 75564403) for goods and services in class 009 (pre-recorded compact disks, audio cassettes featuring music) and class 041 (music recording and production; music publishing and transcription services for others). Sublicensor also agreed to apply for at least a U.S. trademark for the "Trans Continental" name and mark for goods and services in class 035 (modeling agencies; modeling for advertisements or sales promotion). Sublicensor granted to the Company a royalty free, non-exclusive sublicense to use Trans Continental trademarks within the U.S., its territories and possessions and on the Internet and/or "world wide web" on and in connection with the Licensed Goods; except that the sublicense is exclusive with respect to all modeling and modeling related activities. The term "Licensed Goods" is defined to include the Company's goods, related services and facilities pertaining to the Company's authorized, franchised, licensed and/or owned and operated businesses and establishments specializing in recruiting and promoting individual photography, musicians, vocalists and fashion models primarily through the Internet.

         The Company is obligated to provide the Sublicensor quarterly with samples of each Licensed Goods and Services including promotional materials to which the Company applies the trademark. The Company agreed not to use any other marks in conjunction with the sublicensed trademarks and to use such trademark notice and legends as reasonably requested by the Sublicensor. The agreement contains customary no-ownership rights, and enforcement provisions. The Company agreed to indemnify the Sublicensor against any damages incurred by the Sublicensor as a result of the Company's action or omissions. The Sublicensor agreement indemnify the Company against all damages incurred by the Company in connection with any infringement actions based upon the sublicensed trademarks. The agreement will terminate upon an uncured breach of the Company, when the Company discontinues to sell the Licensed Goods for any period of three consecutive marks, or becomes insolvent. The Company is not allowed to assign the sublicense without the Sublicensor's consent. Greg McDonald and Louis J. Pearlman are third-party beneficiaries of the sublicense agreement.

         License Agreement with Edge Sports Team, Inc.
         ---------------------------------------------

         As previously reported in the Company's Form 8-K dated August 1, 2002, on July 10, 2002, the Company (on behalf of itself and on behalf of TCTI and Options Sports Group, a wholly-owned subsidiary of the Company) entered into a License Agreement with Edge Sports Team, Inc. ("Edge"), pursuant to which Edge licensed its on line web based system for promoting individual high school athletes and assisting individuals and institutions in recruiting such athletes on the Internet (the "Edge System"). The License Agreement is for an initial term of three years and allows OSG, to participate in the development, introduction, marketing and franchising of the Edge System to high school athletes. OSG is to pay a monthly licensing fee to Edge of 20% of initial franchise fees charged and collected by OSG and individual enrollment fees charged to athletes introduced by OSG franchisees and collected by OSG and 10% of recurring monthly fees charged to athletes introduced by OSG franchisees and collected by OSG. For certain services to be received by Edge relating to the Edge System, Edge will pay OSG, on a monthly basis, $50 of initial enrollment fees paid by individual athletes to any party other than OSG and 5% of monthly fees charged to such individuals and collected by any party other than OSG. As of August 31, 2002, OSG had received approximately $486,000 in revenue pursuant to the License Agreement.

         The shareholders of Edge are Mark Tolner and The Jefferson Trust, The Paramount Trust and The Morgan Trust, each of which are shareholders of the Company and each of which, through their Trustees or Beneficiaries, is related to Cortes Randell, Alec DeFrawy, or Ralph Edward Bell. Notwithstanding the foregoing, the Company believes that the terms of the License Agreement are at least fair as those that the Company could have obtained from unrelated third parties in arms-length negotiations. In this regard, a fairness opinion dated July 31, 2002, which was commissioned by the Company's Board of Directors, was received from Sheldrick, McGehee & Kohler, Inc. (the "Advisor"), a financial advisor. In its fairness opinion, the Advisor opined that the License Agreement is fair and reasonable to the Company and does not harm the interests of stockholders. In addition, the License Agreement has been unanimously approved by the disinterested members of the Company's Board of Directors with full knowledge of the various interests and relationships of the parties. Moreover, such board members acknowledged that the Edge System or a business related thereto was not being pursued by the Company, and considered, among other things, the fact that the Edge System has been under development by affiliates of the Trusts for 15 months prior to the Company's commencement of its current business which consists of developing and marketing services for individuals and business customers in the modeling and acting industries. Such current business of the Company commenced with its acquisition of privately-held, eModel, Inc. effective on January 31, 2002. The Trusts held or had the right to acquire substantially all of the common equity of eModel, Inc. immediately prior to its acquisition by the Company.

DESCRIPTION OF CAPITAL STOCK

         General
         -------

         As of the date of this Report, the Company's articles of incorporation, as amended, supplemented and restated, provides that the Company is authorized to issue up to 5,000,000 shares of Common Stock and up to 5,000,000 shares of preferred stock, par value $0.001 per share ("Preferred Stock"). As of the date of this Report, 2,302,165 shares of Common Stock and 5,000,000 shares of Preferred Stock designated as Series C Convertible Preferred Stock were issued and outstanding, and there were 373 holders of record of our Common Stock.

         The following description of our capital stock is a summary and is qualified in its entirety by the provisions of our Articles of Incorporation, bylaws and Certificate of the Designations, Powers, Preferences and Rights of the Series C Convertible Preferred Stock (the "Certificate of Designation," which was included as part of the eModel Merger Agreement filed as an exhibit to the Company's Form 8-K dated January 31, 2002), and applicable law.

         Common Stock
         ------------

         The holders of Common Stock are entitled to one vote per share on all matters submitted to a vote of the stockholders. Holders of Common Stock are entitled to share in any and all dividends that our board of directors, in its discretion, declares from fund legally available for that purpose. In event of any liquidation or dissolution of the Company, the holders of Common Stock are entitled to participate in and share pro rata in the assets available for distribution to stockholders. Any distribution would be subsequent to payment of our liabilities and may be subject to any preferential rights of any Preferred Stock or other senior security then outstanding. The holders of the Common Stock have no cumulative voting, preemptive or other subscription rights, and there are no conversion rights or redemption or sinking fund provisions with respect to the Common Stock. The rights, preferences and privileges of the holders of Common Stock are subject to, and may be adversely affected by, the rights of the holders of any shares of Preferred Stock or senior securities which we may designate in the future.

         Preferred Stock
         ---------------

         The Company's Board of Directors is authorized, subject to any limitations prescribed by Nevada law, but without further action by the Company's stockholders, to provide for the issuance of up to 5,000,000 shares of Preferred Stock in one or more series, to establish from time to time the number of shares to be included in each series and any qualifications, limitations, or restrictions thereof, and to increase or decrease the number of shares of any series, but not below the number of shares of the series then outstanding, without any further vote or action by the stockholders. The Board of Directors may authorize and issue Preferred Stock with voting or conversion rights that could adversely affect the voting power or other rights or common stockholders. As of the date of this Report, the Board of Directors has designated 5,000,000 shares of Preferred Stock as Series C Convertible Preferred Stock.

         Pursuant to the Certificate of Designation (which was included as part of the eModel Merger Agreement filed as an exhibit to the Company's Form 8-K dated January 31, 2002), the Company is authorized to issue 5,000,000 shares of Series C Convertible Preferred Stock, par value $0.001 per share.

         DIVIDENDS. The holders of Series C Preferred are entitled to receive a cumulative dividend which will accrue at a rate of 6% per annum of the issue price, which has been set at $5.00. Such dividend will be payable in preference to any dividend on Common Stock. For any other dividends or distributions, Series C Preferred shall participate with Common Stock on an as converted basis.

         LIQUIDATION PREFERENCE. In the event of any liquidation or winding up of the Company, the holders of Series C Preferred will be entitled to receive in preference to the holders of Common Stock an amount of $5.00 per share (as adjusted for any stock dividends, combinations or splits with respect to such shares) plus all accrued but unpaid dividends (if any). After payment of the liquidation preference and all accrued dividends to the holders of Series C Preferred, the remaining assets shall be distributed pro rata to all stockholders on a common equivalent basis. A merger, acquisition or sale of substantially all of the assets of the Company or a transaction in which the stockholders of the Company do not own a majority of the outstanding shares of the surviving corporation shall be deemed a liquidation.

         CONVERSION. The holders of Series C Preferred will have the right to convert Preferred Stock shares at the option of the holder, at any time, into such number of shares of Common Stock as determined by dividing $5.00 by the Conversion Price. The initial Conversion Price is $.0833 per share and is adjusted from time to time as provided below.

         ANTIDILUTION. The Series C Preferred has proportional anti-dilution protection for stock splits, stock dividends, combinations, recapitalizations, etc. The Conversion Price of the Series C Preferred is subject to adjustment to prevent dilution, on a "full ratchet" basis, in the event that the Company issues additional shares of Common Stock or Common equivalents (other than reserved employee stock option shares; stock issued in acquisitions or joint ventures approved by Series C directors; stock issued to equipment lessors or financing institutions, stock issued to strategic partners approved by Series C directors, and shares issued as dividends on, or upon conversion of Series C Preferred) at a purchase price less than the applicable Conversion Price.

         VOTING RIGHTS. Each holder of a share of Series C Preferred has the right to that number of votes equal to the number of shares of Common Stock then issuable upon conversion of the Series C Preferred held by such holder. The holders of the Series C Preferred are entitled to designate three of the five directors on the Company's Board of Directors.

ITEM 7. FINANCIAL STATEMENTS AND EXHIBITS

(a)      Exhibits

NO.      DESCRIPTION
---      -----------
99.1     Agreement and Plan of Merger, dated September 5, 2002, among the
         Company, TCC, the Stockholders of TCC and certain Stockholders of the
         Company (incorporated herein by reference to Exhibit 2.1 filed with the
         Company's Form 8-K dated September 6, 2002 and filed on September 17,
         2002).

99.2 Stockholders' Agreement, dated January 14, 2002, among the Company, the holders of the Company's Series C Preferred Stock and certain other
         Common Stockholders (incorporated herein by reference to Exhibit 2.1 filed with the Company's Form 8-K dated January 31, 2002 and filed on February 15, 2002).

99.3     Consulting Agreement, dated January 14, 2002, between the Company and
         Madison Consulting Company (incorporated herein by reference to Exhibit
         2.1 filed with the Company's Form 8-K dated January 31, 2002 and filed on February 15, 2002).

99.4     Consulting Agreement, dated January 14, 2002, between the Company and
         General Services Corporation (incorporated herein by reference to Exhibit 2.1 filed with the Company's Form 8-K dated January 31, 2002 and filed on February 15, 2002).

NO.      DESCRIPTION
---      -----------
99.5     Consulting Agreement, dated January 14, 2002, between the Company and
         Corporate Media Services, Inc. (incorporated herein by reference to
         Exhibit 2.1 filed with the Company's Form 8-K dated January 31, 2002 and filed on February 15, 2002).

99.6 First Amendment to Consulting Agreement, dated September 5, 2002, between the Company and Madison Consulting Company (incorporated herein by reference to Exhibit 2.1 filed with the Company's Form 8-K dated
         September 6, 2002 and filed on September 17, 2002).

99.7 First Amendment to Consulting Agreement, dated September 5, 2002, between the Company and General Services Corporation (incorporated herein by reference to Exhibit 2.1 filed with the Company's Form 8-K dated September 6, 2002 and filed on September 17, 2002).

99.8 First Amendment to Consulting Agreement, dated September 5, 2002, between the Company and Corporate Media Services, Inc. (incorporated herein by reference to Exhibit 2.1 filed with the Company's Form 8-K dated September 6, 2002 and filed on September 17, 2002).

99.9 First Amendment to Employment Agreement, dated September 5, 2002, between the Company and Mark R. Tolner 99.6 (incorporated herein by reference to Exhibit 2.1 filed with the Company's Form 8-K dated
         September 6, 2002 and filed on September 17, 2002).

99.10    Employment Agreement, dated September 5, 2002, between the Company and
         Louis J. Pearlman (incorporated herein by reference to Exhibit 2.1 filed with the Company's Form 8-K dated September 6, 2002 and filed on September 17, 2002).

99.11    Employment Agreement, dated September 5, 2002, between the Company and
         Gregory T. McDonald (incorporated herein by reference to Exhibit 2.1 filed with the Company's Form 8-K dated September 6, 2002 and filed on September 17, 2002).

99.12    Lock-Up and Escrow Agreement, dated September 5, 2002, among the
         Company, the Trusts, Louis J. Pearlman, Gregory T. McDonald, Jeffrey
         Kranzdorf and certain other stockholders (incorporated herein by reference to Exhibit 2.1 filed with the Company's Form 8-K dated
         September 6, 2002 and filed on September 17, 2002).

99.13    Trademark Sublicense Agreement, dated September 5, 2002, between the
         Company and Trans Continental Classics, Inc. (incorporated herein by reference to Exhibit 2.1 filed with the Company's Form 8-K dated
         September 6, 2002 and filed on September 17, 2002).

99.14    License Agreement, dated June 1, 2002, between the Company and Edge
         Sports Team, Inc. (incorporated herein by reference to Exhibit 10.1 filed with the Company's Form 8-K dated August 1, 2002 and filed on August 8, 2002).

NO.      DESCRIPTION
---      -----------
99.15    Certificate of the Designations, Powers, Preferences and Rights of the
         Series C Convertible Preferred Stock (incorporated herein by reference to Exhibit 2.1 filed with the Company's Form 8-K dated January 31, 2002 and filed on February 15, 2002).

                            [Signature page follows]

                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                            OPTIONS TALENT GROUP

Date: October 7, 2002                  By:  /s/ Mark Tolner
                                           ------------------------------------
                                           Name: Mark Tolner
                                           Title: Chief Executive Officer